As filed with the Securities and Exchange Commission on July 18, 2008
Registration No. 333-_______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

CENTEX CORPORATION
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of
incorporation or organization)
75-0778259
(I.R.S. Employer
Identification No.)
2728 North Harwood
Dallas, Texas 75201
(Address of principal executive offices, including zip code)

CENTEX CORPORATION 2003 EQUITY INCENTIVE PLAN
(Full title of the plan)
Brian J. Woram
Senior Vice President, Chief Legal Officer and General Counsel
2728 North Harwood
Dallas, Texas 75201
(Name and address of agent for service)
(214) 981-5000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share(2)	Price(2)	Registration Fee
Common Stock, $.25 par value per share	3,500,000 shares (1)	$11.585	$40,547,500	$1,593.52

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed also to cover any additional shares of Common Stock or other securities that may from time to time be offered or issued to prevent dilution by reason of any stock dividend, stock split, or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, and computed on the basis of the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on July 15, 2008, which was $11.585 per share.
Proposed sales and grants to take place as soon after the effective date of the Registration Statement as awards granted or awarded under the Plan are granted, exercised, and/or distributed.

The Exhibit index for this Registration Statement is at page 6.
EXPLANATORY STATEMENT
     On November 5, 2003, Centex Corporation, a Nevada corporation (the “Company” or the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) a registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,000,000 shares of Centex Corporation Common Stock, par value $.25 per share (“Common Stock”), to be issued under the Centex Corporation 2003 Equity Incentive Plan (the “Plan”). The contents of this earlier Registration Statement on Form S-8 (File No. 333-110269) (the “Earlier Registration Statement”) are hereby incorporated by reference, except to the extent that the provisions of Part II of such Earlier Registration Statement are modified as set forth in this Registration Statement. The number of shares covered by the Earlier Registration Statement were increased pursuant to stock splits and other adjustments so that the number of shares covered by the Earlier Registration Statement, after giving effect to Rule 416 under the Securities Act, is 6,665,970 shares of Common Stock.
     On May 7, 2008, the Board of Directors of the Company amended and restated the Plan to increase the maximum number of shares that may be issued in the form of stock options, restricted stock, stock units, and other stock-based awards by 3,500,000 shares of Common Stock and to clarify share usage for awards. These amendments were approved by the Company’s stockholders at the Company’s annual meeting held on July 10, 2008.
     This Registration Statement on Form S-8 is being filed with the Commission pursuant to General Instruction E of Form S-8 in order to register the additional 3,500,000 shares of Common Stock approved by stockholders, which may be offered, awarded or sold to participants under the Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The contents of the Earlier Registration Statement are incorporated by reference in this Registration Statement. In addition, the following documents filed by the Company with the Commission are incorporated herein by reference in this Registration Statement:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 (File No. 001-06776);

2.	The Company’s Current Reports on Form 8-K dated April 1, 2008, April 30, 2008, May 13, 2008, May 22, 2008, and July 15, 2008;

3.	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 5, 2008; and

4.	The description of the Centex Common Stock, $0.25 par value per share, contained in the Registration Statement on Form 8-A dated October 28, 1971, as amended by Form 8 dated November 11, 1971, as such forms may be amended to update such description.

Item 5. Interests of Named Experts and Counsel.
     Brian J. Woram, Esq., the Registrant’s Senior Vice President, Chief Legal Officer and General Counsel, has delivered an opinion as to the legality of the securities being offered by this Registration Statement. As of the date of this Registration Statement, Mr. Woram is the holder of 53,617 shares of the Registrant’s Common Stock (including 10,067 shares of Common Stock subject to restrictions) and options to purchase an additional 274,888 shares of Common Stock (including options to purchase 72,927 shares that are not yet exercisable).
Item 6. Indemnification of Directors and Officers.
     The Company is a Nevada corporation. Pursuant to the provisions of Section 78.7502 of the Nevada General Corporation Law, every Nevada corporation has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or he is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Under Nevada law, the Company also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including amounts paid in settlement and attorneys’ fees actually and reasonable incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     To the extent any person referred to in the two immediately preceding paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding, the Nevada General Corporation Law provides that such person must be indemnified by the corporation against expenses including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
     Section 78.751 of the Nevada General Corporation Law requires Nevada corporations to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made either by the corporation’s stockholders, by its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or under certain circumstances, by independent legal counsel. The Articles of Incorporation of Centex Corporation provide for indemnification of its directors and officers to the extent provided by Nevada law.
     In addition, Section 78.037 of the Nevada General Corporation Law permits Nevada corporations to include in their articles of incorporation or by-laws, a provision eliminating the personal liability of their directors and officers, to the corporation or stockholders, for damages resulting from their breach of fiduciary duties. The By-laws of the Company contain a provision limiting the liability of directors and officers of the Company in this manner.
     The By-laws of the Company provide that the Company shall indemnify its directors, employees and agents to the fullest extent provided by the Nevada General Corporation Law. In addition, the By-laws of the Company provide for indemnification to the same extent of any director, officer or employee of the corporation who serves in any fiduciary capacity with respect to any profit sharing, pension or other type of welfare plan or trust for the benefit of employees of the corporation or its subsidiaries.
     The Company has entered into indemnification contracts with its directors and certain officers of the Company and its subsidiaries who are not directors of the Company. The general effect of the indemnification contracts is to provide that the indemnitees shall be indemnified to the fullest possible extent permitted by the law against all expenses, including attorneys’ fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by them in any action or proceeding, including any action by or in the right of the Company, by reason of their service in the foregoing capacities.

     Pursuant to authority granted by the Nevada General Corporation Law and its By-laws, the Company has purchased directors and officers liability insurance.
     The above description is merely a summary of the provisions of the statute, and of our By-Laws, agreements and insurance policies referred to above. Reference is made to the complete text of such items for the full terms and provisions thereof.

Item 8.	Exhibits.
See the Exhibit Index immediately following the signature page hereto, which Exhibit Index is incorporated herein by this reference.

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Centex Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 18, 2008.

CENTEX CORPORATION Registrant
By:	/s/ TIMOTHY R. ELLER
Timothy R. Eller
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ TIMOTHY R. ELLER Timothy R. Eller	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 18, 2008

/s/ CATHERINE R. SMITH Catherine R. Smith	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 18, 2008

/s/ MARK D. KEMP Mark D. Kemp	Senior Vice President and Controller (Principal Accounting Officer)	July 18, 2008

By: /s/ TIMOTHY R. ELLER Timothy R. Eller As Attorney in Fact*	Majority of the Board of Directors:
Barbara T. Alexander, Timothy R. Eller,
Ursula O. Fairbairn, Thomas J. Falk,
Clint W. Murchison, III, Frederic M.
Poses, James J. Postl, David W. Quinn,
	Matthew K. Rose, and Thomas M. Schoewe	July 18, 2008

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

Centex Corporation
2003 Equity Incentive Plan
Registration Statement
On Form S-8
EXHIBIT INDEX

Exhibit		Filed Herewith or
Number	Description	Incorporated by Reference

4.1	Amended and Restated Articles of Incorporation of Centex Corporation filed July 10, 2008	Incorporated by reference to Exhibit No. 3.1 to Centex Corporation’s Current Report on Form 8-K, dated July 15, 2008

4.2	Amended and Restated By-Laws of Centex Corporation dated as of October 10, 2007	Incorporated by reference to Exhibit No. 3.1 to Centex Corporation’s Current Report on Form 8-K, dated October 16, 2007

4.3†	Centex Corporation 2003 Equity Incentive Plan (amended and restated as of May 7, 2008; approved by stockholders on July 10, 2008)	Incorporated by reference to Exhibit 10.2 to Centex Corporation’s Current Report on Form 8-K, dated July 15, 2008

5.1	Opinion of Brian J. Woram regarding legality of securities being registered.	Filed herewith

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of Brian J. Woram	Included in the opinion filed as Exhibit 5.1

24.1	Powers of Attorney	Filed herewith

†	Indicates a management contract or compensatory plan or arrangement